Exhibit 99.1

New LOI Signed to Out-License Lexaria’s Technology

Kelowna, BC / August 30, 2016 / Lexaria Bioscience Corp. (OTCQB:LXRP) (CSE:LXX) (“the Company” or “Lexaria”) has entered a new letter of intent (LOI) to license its proprietary absorption and palatability enhancing technology for cannabinoids and other bioactive substances. This is the third LOI that Lexaria has reached with potential licensees so far this year, with one of those three so far having advanced to a working definitive agreement.

The potential licensee is one of America’s most respected and well-known brands in the cannabis infused products market, active in California and other U.S. states. The identity of the potential licensee will remain undisclosed pending further developments.

Under the terms of the LOI, the parties have agreed to perform due diligence evaluations prior to the possibility of entering a definitive agreement including development and testing of sample formulations with Lexaria’s enhancements compared to existing branded products. The parties will establish financial and territory terms upon finalization of the definitive agreement, pending the outcome of this formulation development and testing to demonstrate improved product performance to mutual satisfaction.

“We are extremely pleased to have reached this LOI with a recognized leader in the medical and adult use premium marijuana edibles sector,” said John Docherty, President of Lexaria Bioscience Corp. “Lexaria looks forward to conducting the formulation development and testing exercise, similar to those we performed for our first licensee earlier this year prior to definitive agreement signing, and we’re confident that our technology can offer enhanced product performance on multiple levels.”

The LOI is expected to advance into a definitive agreement within 90 days though there is no assurance of this. Additional information will be released regarding the completion of the definitive agreement, and progress with the formulation development and testing, as details are available. Readers are cautioned that a definitive agreement has not yet been reached and, even if reached, much of the financial compensation for Lexaria thereunder shall be dependent upon the success of the Licensee in selling products enhanced with Lexaria’s technology.

About Lexaria

Lexaria Bioscience Corp. is a food sciences company focused on the delivery of active compounds that can behave as superfoods through its proprietary infusion technologies. Lexaria’s technology enables higher bioavailability rates for CBD; THC; NSAIDs; Nicotine and other molecules than is possible without lipophilic enhancement technology. This can allow for lower overall dosing requirements and/or higher effectiveness in active molecule delivery. Lexaria hopes to reduce other common but less healthy ingestion methods such as smoking as it embraces the benefits of public health. www.lexariaenergy.com

FOR FURTHER INFORMATION PLEASE CONTACT:

Lexaria Bioscience Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements, including but not limited to: that any license arrangements may be entered into with other companies or partners, that the Company’s technology will prove to be beneficial to third parties or to generate revenue for the Company. Forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition, the patent application and approval process and other factors which may be identified from time to time in the Company's public announcements and filings. There is no assurance that the participation in the hemp oil sector or alternative health businesses will provide any benefit to Lexaria, or that the Company will experience any growth through participation in these sectors. There is no assurance that the new LOI entered will result in a definitive license agreement nor that Lexaria will experience any benefit from either the LOI or a potential definitive agreement. There is no assurance that existing capital is sufficient for the Company's needs. There is no assurance that any planned corporate activity, business venture, or initiative will be pursued, or if pursued, will be successful. There is no assurance that any patent application in the USA or any other nation or under any treaty will result in the award of an actual patent; nor that an award of any actual patent will protect against challenges from unknown third parties. There is no assurance that any of Lexaria’s postulated uses, benefits, or advantages for the patent-pending technology will in fact be realized in any manner or in any part. No statement herein has been evaluated by the Food and Drug Administration (FDA). ViPovaTM products are not intended to diagnose, treat, cure or prevent any disease.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.